Akeena Solar 16005 Los Gatos Blvd., Los Gatos, CA 95032
www.akeena.net
Phone: 888-253-3628      Fax: 408-395-7979

Company Contact:	Investor Relations Contact:
Barry Cinnamon, President and CEO	Mary Magnani
Akeena Solar, Inc.	Lippert / Heilshorn & Associates
(408) 402-9400	(415) 433-3777
bcinnamon@akeena.net	mmagnani@lhai.com

Akeena Solar Promotes Vice President James Curran to Chief Operating Officer

LOS GATOS, CA, August 27, 2007 (Business Wire) - Akeena Solar, Inc. (OTC BB: AKNS), a leading designer and installer of solar power systems, announced the promotion of James M. Curran to chief operating officer from his previous position of vice president of operations. Based in the Los Gatos headquarters, Curran will assume responsibility for the company’s installation activities, as well as engineering, documentation processing, marketing, research and development (R&D), information technology, and human resources.

Barry Cinnamon, CEO of Akeena Solar said, “Akeena is striving to build the most efficient solar power installation operation in the industry. Jim’s extensive operations experience and focused, bottom-line approach will help us grow our revenues and move toward profitability. Moreover, his experience at large, established companies will help us achieve our aggressive growth plans.”

Curran brings 25 years of operations experience to Akeena Solar. Most recently, Curran founded Shamrock Partners, L.L.P., a consulting firm specializing in e-commerce, business strategy and business planning for financial management and operations. Prior to founding Shamrock Partners, Curran held the position of general manager of international business management and operations at Exodus Communications, a provider of Internet hosting for enterprises. In addition, he served as the executive vice president of Information and Product Systems at Visa International. Curran also spent over 20 years at IBM Corporate, where he held various executive positions in the software and personal computer business groups. Curran received a bachelor’s degree in philosophy from Cathedral College Seminary in New York.

”I am pleased to be working with such a skilled and dedicated management team. This is an exciting time in Akeena’s business history,” said Jim Curran, the newly appointed COO of Akeena Solar. “Helping to scale an already successful model with new technology and business processes will enable us to better serve our customers’ needs and establish Akeena as the leader in our industry.”

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installer of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net

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